Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

212-373-3000

212-757-3990

May 7, 2013

Momentive Performance Materials Inc.

260 Hudson River Road

Waterford, NY 12188

Registration Statement on Form S-1

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-1 (the “Registration Statement”) of Momentive Performance Materials Inc., a Delaware corporation (the “Company”), the persons listed on Schedule I hereto (each, a “Delaware Corporate Guarantor”), the persons listed on Schedule II hereto (each, a “Delaware LLC Guarantor”) and the person listed on Schedule III hereto (the “New York LLC Guarantor” and, together with the Delaware Corporate Guarantors and the Delaware LLC Guarantors, the “Guarantors”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”), you have asked us to furnish our opinion as to the

Momentive Performance Materials Inc.

legality of the securities being registered under the Registration Statement. The Registration Statement relates the registration under the Act of $124,323,000 aggregate principal amount of the Company’s 11 1/2% Senior Subordinated Notes due 2016 (the “Notes”) and the guarantees of the Notes by the Guarantors (the “Note Guarantees” and, collectively with the Notes, the “Securities”) that may be offered from time to time by Euro VI (BC) S.à r.l. and AAA Co-Invest VI (EHS-BC), LLC, each a noteholder of the Company. The Notes and the Note Guarantees were issued pursuant to an indenture, dated as of December 4, 2006 (the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. the Registration Statement; and

2. the Indenture, including the form of the Notes attached thereto, included as Exhibit 4.1 to the Registration Statement;

In addition, we have examined (i) such corporate records of the Company and the Guarantors as we have considered appropriate, including, as applicable, a copy of the certificate of formation or incorporation, as amended, and the limited liability company operating agreement or by-laws, as amended, of the Company and each Guarantor, certified by the Company and each Guarantor as in effect on the date of this letter, and copies of resolutions of the board of managers or the board of directors, as applicable, of the Company and each Guarantor relating to the issuance of the Securities, certified by the Company and each Guarantor and (ii) such other certificates, agreements

Momentive Performance Materials Inc.

and documents as we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the representations and warranties of the Company and the Guarantors as to factual matters made in the Documents and upon certificates of public officials and the officers of the Company and the Guarantors.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed that the Securities, when issued, were duly executed, delivered and authenticated in accordance with the terms of the Indenture.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1. The Notes constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except that the enforceability of the Notes may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Momentive Performance Materials Inc.

2. The Note Guarantee of each Guarantor is a valid and legally binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except that the enforceability of the Note Guarantees may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

The opinions expressed above are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

SCHEDULE I

DELAWARE CORPORATE GUARANTORS

Name	State of Incorporation / Organization
Momentive Performance Materials Worldwide Inc.	Delaware
Momentive Performance Materials USA Inc.	Delaware
Momentive Performance Materials Quartz, Inc.	Delaware
Momentive Performance Materials South America Inc.	Delaware
Momentive Performance Materials China SPV Inc.	Delaware

SCHEDULE II

DELAWARE LLC GUARANTORS

Name	State of Incorporation / Organization
Juniper Bond Holdings I LLC	Delaware
Juniper Bond Holdings II LLC	Delaware
Juniper Bond Holdings III LLC	Delaware
Juniper Bond Holdings IV LLC	Delaware

SCHEDULE III

NEW YORK LLC GUARANTOR

Name	State of Incorporation / Organization
MPM Silicones, LLC	New York